EXHIBIT 4.2

STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND

RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

OF

SONTRA MEDICAL CORPORATION

Sontra Medical Corporation, a Minnesota corporation (the “Corporation”), does hereby certify, pursuant to Chapter 302A.401 of the Minnesota Business Corporations Act, that the following resolution, creating a series of seven million (7,000,000) shares of Series A Preferred Stock, was duly adopted by the Board of Directors on September 8, 2003.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Corporation, as amended, there shall be created a series of Preferred Stock, $0.01 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be seven million (7,000,000). The stated value is $1.00 per share of Series A Preferred Stock (the “Stated Value Per Share”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 8 below.

2. Rank. The Series A Preferred Stock shall with respect to (i) the payment of the Liquidation Payment in the event of Liquidation, (ii) the payment of the Sale Payment in the event of a Change of Control and (iii) the payment of dividends rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (together, the “Junior Stock”).

3. Dividends.

(a) Dividend Rate. The holders of shares of Series A Preferred Stock shall be entitled to cumulative dividends annually (except as set forth below) in arrears on June 30 of each year at an annual rate equal to eight percent (8.0%) of the Stated Value Per Share, calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30)-day months, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared by the Board of Directors. Dividends shall be payable in cash or Common Stock at the Corporation’s discretion. If a full or partial dividend on the shares of Series A Preferred Stock with respect to any year is not declared by the Board of Directors, the Corporation shall remain obligated to pay a full dividend with respect to that year; provided, however, that any unpaid dividends shall not bear interest. Each record date declared by the Board of Directors for the payment of dividends pursuant to this Section 3(a) is sometimes referred to herein as the “Compounding Date”. At the election of the Corporation, each dividend on the Series A Preferred Stock may be added to the Accreted Value. In the event that the Corporation elects to pay dividends on the Series A Preferred Stock in shares of Common Stock in accordance with this Section 3(a), the shares of Common Stock to be delivered to the holders of the Series A Preferred Stock shall be valued at their Current Market Price as of the record date declared by the Board of Directors.

(b) Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to any other shares of Capital Stock unless and until all accrued dividends on the Series A Preferred Stock have been paid in full.

(c) Common Stock Dividends. If the Corporation declares and pays any dividends on the Common Stock, then, in that event, holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares have been converted into shares of Common Stock pursuant to Section 6(a) below immediately prior to the record date for determining the shareholders of the Corporation eligible to receive such dividends.

4. Liquidation and Change of Control.

(a) Priority Payment. Upon the occurrence of and simultaneously with a Liquidation, the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution is made to any Junior Stock, an amount equal to the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the date of such Liquidation plus (y) all unpaid dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date to the date of Liquidation (the “Liquidation Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) Change of Control. In the event of a Change of Control, the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, before any payment or distribution is made to any Junior Stock, a cash amount equal to (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the closing date of such Change of Control plus (y) all unpaid dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date to the closing date of such Change of Control (the “Sale Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Sale Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Any amount payable under this Section 4(b) shall be paid on the closing date of such Change of Control.

(c) No Additional Payment. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) or Section 4(b), as the case may be, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(d) Notice. Written notice of a Liquidation or a Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the date on which such Liquidation or Change of Control is expected to become effective, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5. Voting Rights. Unless and until the shares of Series A Preferred Stock are converted into Common Stock in accordance with Section 6(a) or (b) below, the holders of outstanding shares of Series A Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the Minnesota Business Corporations Act.

6. Conversion and Redemption.

(a) Conversion at Option of Holder. Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 6 (other than 6(b)), any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all unpaid dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date divided by (y) the Per Share Price, subject to adjustment as provided in Section 6(e) below (the “Conversion Price”) (such quotient being sometimes referred to herein as the “Conversion Ratio”). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 6(k) below. Notwithstanding anything herein to the contrary, the Series A Preferred Stock shall not be convertible unless and until the Corporation’s shareholders approve, as required by Nasdaq Marketplace Rule 4350, the issuance of the shares of Common Stock upon conversion of the Series A Preferred Stock (the “Nasdaq Approval”).

(b) Conversion at Option of the Corporation. If, on any date after the effectiveness of the Registration Statement (as defined in Subscription Agreements by and between the Corporation and each of the holders of the Series A Preferred Stock (the “Subscription Agreements”)), the closing Market Price for a share of Common Stock for twenty (20) consecutive trading days equals at least $3.00 (subject to adjustment for the events described in Section 6(e)(i)), the Corporation shall have the right, at its option, to convert, subject to the terms and provisions of this Section 6, all, but not less than all, of the outstanding shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the Conversion Ratio. Written notice by the Corporation that the Corporation elects to convert such shares of Series A Preferred Stock pursuant to this Section 6(b) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier to the holders of record of the shares of Series A Preferred Stock, such notice to set forth the date of conversion pursuant to this Section 6(b) and to be addressed to each such holder at its address as shown in the records of the Corporation. Upon receipt of such notice from the Corporation, each holder of shares of Series A Preferred Stock shall promptly surrender to the Corporation certificates representing the shares of Series A Preferred Stock to be converted at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefore, if required pursuant to Section 6(k) below. Notwithstanding anything herein to the contrary, the Series A Preferred Stock shall not be convertible unless and until the Nasdaq Approval is obtained.

(c) Surrender of Certificates; Delivery of Shares; Termination of Rights. All certificates representing shares of Series A Preferred Stock surrendered for conversion pursuant to Sections 6(a) and 6(b) shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person. Such converted Series A Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly. On the date of conversion pursuant to Section 6(a) or Section 6(b) above, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(d) Adjustments to Per Share Price. (i) In the event the Corporation shall at any time after the Closing Date and prior to the later to occur of (1) the first anniversary of the Closing Date, (2) the date that is 90 days after the effectiveness of the Registration Statement or (3) the date that the closing Market Price for a share of Common Stock for thirty (30) consecutive trading days is at least equal to the Conversion Price, issue Additional Shares of Common Stock for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for the issue of the Additional Shares of Common Stock. For the purpose of the adjustment required under this Section 6(d), if the Corporation issues or sells any Convertible Securities or Options for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, in each case the Corporation shall be deemed to have issued at the time of such issuance, the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Convertible Securities or Options, plus, in the case of such Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. All calculations of the above amounts shall be made without regard to any limitation on conversions or exercises of such Convertible Securities or Options.

For purposes of this Statement:

“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Additional Shares of Common Stock” shall mean all shares of Common Stock, Convertible Securities and all Options issued (or deemed to be issued pursuant to this Section 6(d)(i)) by the Corporation after the Closing Date, other than:

(1) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Closing Date; provided that adjustment for the issuance of such Convertible Securities and Options has previously been made (for such Convertible Securities and Options issued after the Closing Date);

(2) shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock;

(3) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock that is covered by Section 6(e) below;

(4) shares of Common Stock issued or issuable in connection with the offering and issuance of the Series A Preferred Stock pursuant to the Subscription Agreements; or

(5) shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement approved by the Board of Directors of the Corporation.

(ii) In the event that (1) the Corporation has not filed the Registration Statement with the Commission within 30 days after the Closing Date, or (2) the Registration Statement has not been declared effective by the Commission within 120 days after the Closing Date, then the Per Share Price then in effect shall be adjusted such that the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock shall be increased by 1% for each full 30-day period during which both of the above-stated conditions are not met.

(e) (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, (w) declare a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 6(e)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 6(e)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Certain Distributions. In case the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of Indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 6(e), any distribution that also is made to the holders of Series A Preferred Stock on an as-converted basis and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of Indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

(iii) Other Changes. In case the Corporation, at any time or from time to time prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 6(e)(i) or (ii) above or Section 6(h) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(f) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

(g) Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within five (5) business days following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(h) Reorganization, Reclassification. In case of any merger, consolidation or other business combination transaction of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock prior to effecting such Transaction a certificate, signed by an appropriate officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security identical to (and not less favorable than) the Series A Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 6(h) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

(i) Notices. In case at any time or from time to time:

(w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(x) the Corporation subdivides or combines its outstanding shares of Common Stock;

(y) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

(z) there shall be any Transaction,

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as practicable but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, subdivision, combination or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, combination or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which Section 6(h) above is applicable, the Corporation shall also deliver the certificate described in Section 6(h) above to each holder of shares of Series A Preferred Stock prior to effecting such reorganization or reclassification as aforesaid.

(j) Listing. The Corporation shall: (i) prepare and file with The Nasdaq Stock Market on a timely basis the necessary Notification Form regarding the listing on the Nasdaq SmallCap Market (“NSCM”) of a number of additional shares of Common Stock which is at least equal to the maximum number of shares then issuable upon conversion of the Series A Preferred Stock (without regard to any limitation on conversions of Series A Preferred Stock); (ii) maintain, so long as any other shares of Common Stock shall be so listed, the listing of all such shares then issuable upon conversion of the Series A Preferred Stock on the NSCM; and (iii) provide to the Subscriber evidence of such filing upon request.

(k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided, that the holders of shares of Series A Preferred Stock shall vote such shares in favor of any such action that requires a vote of shareholders.

(l) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock so converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock so converted, and the

Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(m) Limitations on Conversions. Each holder of the Series A Preferred Stock’s right to convert its shares of Series A Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any Change of Control or other event that notwithstanding this subsection (l) shall purport to limit such conversion right.

(n) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price on the trading day immediately preceding conversion.

(o) Redemption. At any time after the fifth anniversary of the Closing Date, the Corporation shall have the right to redeem the shares of Series A Preferred Stock at a per share price equal to the Stated Value Per Share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of issued and outstanding shares of Series A Preferred Stock, plus any accrued and unpaid dividends. Shares of the Series A Preferred Stock redeemed or otherwise repurchased or reacquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of the Series A Preferred Stock.

7. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

8. Definitions. As used in this Statement of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural), unless the context otherwise requires:

“Accreted Value” means, as of any date, with respect to each share of Series A Preferred Stock, the Stated Value Per Share, plus the amount of unpaid dividends that have accrued, compounded and been added thereto to such date pursuant to Section 3(a) hereof.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the Commonwealth of Massachusetts are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Change of Control” means (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the shareholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or “group” other than the holders of shares of Series A Preferred Stock obtains a majority of the outstanding shares of Common Stock, (iii) a sale of all or substantially all of the assets of the Corporation, (iv) any proxy contest in which a majority of the Board of Directors of the Corporation (or persons appointed by the Board of Directors) prior to such contest do not constitute a majority of the Corporation’s Board of Directors after such contest or (v) any other transaction described in any stockholder rights agreement or “poison pill,” if any, to which the Corporation is party, which may permit the holders of any rights or similar certificates to exercise the rights evidenced thereby.

“Closing Date” means the date of first issuance of a share of Series A Preferred Stock.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Current Market Price” per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange, or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under any capital leases, (f) all indebtedness secured by any lien (other than liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any direct or indirect liability of such Person with respect to any indebtedness, lease, dividend, guaranty, letter of credit or other similar obligation of another Person.

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Market Price” means, with respect to the Capital Stock of any Person, as of the date of determination, (a) the closing price of the Capital Stock on a national securities exchange or as quoted on the Nasdaq National Market or the Nasdaq SmallCap Market on such day, as reported by the Wall Street Journal; or (b) if the Capital Stock is quoted on the Nasdaq National Market or the Nasdaq SmallCap Market but no sale occurs on such day, the average of the closing bid and asked prices of the Capital Stock on the Nasdaq National Market or the Nasdaq SmallCap Market on such day, as reported by the Wall Street Journal; or (c) if the Capital Stock is not so listed or quoted, the average of the closing bid and asked prices of the Capital Stock in the U.S. over-the-counter market; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined by the Board of Directors (acting in good faith pursuant to the exercise of its fiduciary duties).

“Per Share Price” initially shall be equal to the Stated Value Per Share (subject to adjustment pursuant to the provisions of Section 6 hereof).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Statement of Designations” means this Statement of Designations relating to the powers, designations, preferences and rights of the Series A Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Statement of Designations as of September 12, 2003.

SONTRA MEDICAL CORPORATION

By:	/s/ Sean F. Moran
Name: Sean F. Moran
Title: Chief Financial Officer

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